Exhibit 10.1

YUYING LIANG PROFESSIONAL CORP.

Vancouver, British Columbia

Canada

Telephone +1 778 318 7278

Private and Confidential

December 13, 2024

Ms. Katharyn Field

Director

iSpecimen Inc.

8 Cabot Road, Suite 1800
Woburn, MA 01801

United States

Dear Board of Directors:

We appreciate the opportunity to provide accounting services to iSpecimen Inc. the (“Company”) in connection with the bookkeeping, accounting, financial reporting, and provision for a CFO. This engagement letter sets forth our mutual understanding of the nature and scope of the services to be performed, the fees we will charge for the services, and outlines the responsibilities of Yuying Liang Professional Corp., a Canadian Corporation (“Yuying Liang”) and the Company.

Scope of Services

Yuying Liang will perform ongoing bookkeeping, accounting, financial reporting, and if required the provision for a CFO. Yuying Liang will perform such accounting functions as required to maintain the Company’s accounting records in a proper manner.

Timing of Engagement

We will endeavour to prepare and complete the accounting services and corporate services in a timely manner with assistance from the Company. As such our relevant experience and advance preparation are major factors to the success of this engagement. The engagement will remain in effect from year to year unless amended in writing by both parties or terminated by 60 days written notice from either party. We will endeavour to start the engagement December 13th, 2024.

Responsibilities of the Company

A fundamental term of this engagement is that you will provide us with all relevant information on a timely basis. In addition, you will provide any reasonable assistance that may be required to perform the engagement.

You will provide us with accurate and complete information necessary to compile the necessary accounting information. The sole responsibility for the accuracy and completeness of the representations in the financial information remains with you. All financial and relevant information of the company will be disclosed to us.

Yuying Liang is not responsible for any penalties assessed against you or failure to comply with statutory filing deadlines as the result of your failure to provide us with all the information relevant to the issues under consideration. Furthermore, you agree to reimburse Yuying Liang for any penalties assessed against Yuying Liang as the result of your failure to provide such information.

Fees, Billing and Payment Terms

Our monthly fee for the accounting and corporate services related to the Company as described above is:

●	$25,000.00 USD/ month plus applicable taxes via cash payments

Should any circumstances cause fees to exceed the proposed amount we will inform you in advance to obtain your approval of such additional fees. If such approval is not obtained, you will not be billed outside the proposed amount.

Our fees do not include disbursements or GST. Except for any individually significant items such as fees paid to other advisors, travel, etc. disbursements will be billed to you on the basis of 2% of the professional fees billed and include courier, copy costs, and travel. We will advise you on a timely basis should any circumstances arise which cause actual fees to exceed the amount estimated, if any.

Our accounts are due when rendered and interest will be charged at 2% per month on overdue balances.

Change of Control

If there should be a Change of Control Yuying Liang may terminate its obligations under this engagement within 90 days following the Change of Control by giving 30 days-notice in writing to the Company.

For the purposes of this engagement, a “Change of Control” shall be deemed to have occurred when: a person becomes a “control person” (as defined in the Securities Act); a majority of the directors are not individuals nominated by the Company’s then incumbent Board of Directors; or any person or group of persons acquires the ability, directly or indirectly to direct the management and policies of the Company through: the legal or beneficial ownership of voting securities; the right to appoint managers, directors or corporate management; contract; operating agreement; voting trust.

Further Limitation of Liability

You agree that any and all claims you may have against our firm or its professional staff arising out of all services provided to you by us, whether in contract, negligence, or otherwise known to law, shall be regarded as one claim and any liability to you shall be limited to the amount of the monthly engagement fee.

You expressly agree that you will not bring any proceedings in any court of any jurisdiction advancing any claim against our professional staff and employees.

You expressly agree that any liability our firm may have to you shall not be joint and several with any other party, but shall be several, and limited to the percentage or degree of our fault in proportion to the fault or wrongdoing of all persons who contributed to the loss.

You expressly agree that any and all claims, whether in contract, negligence, or otherwise known to law arising out of our professional services under this engagement vest exclusively in iSpecimen Inc. and you agree to wholly indemnify and hold harmless our firm and its professional staff from any and all claims that may be brought against our firm or its professionals by any shareholder, director or officer of iSpecimen Inc. in any way arising out of or connected to our services provided to you.

You agree that our liability for all claims you may have or bring in connection with the professional services rendered arising out of or ancillary to this agreement shall absolutely cease to exist from the date of:

(a) performance of this engagement;

(b) suspension or abandonment of this engagement; or

(c) termination of our services pursuant to this agreement,

whichever shall occur first, regardless of whether you were aware of the potential for making a claim against us within that period. Following the expiration of the aforesaid period, you agree that neither you, your agents or assigns shall make any claim or bring any proceeding against us.

We look forward to working with you and your staff during this engagement. If this engagement letter is in accordance with your understanding of our engagement, please have the enclosed copy of this letter signed by an authorized officer and return it to us. Please retain the original for your files.

If you have any questions or comments regarding the terms of this engagement letter, please contact the undersigned at (604) 630 7296.

Yours truly,

/s/ Yuying Liang
Yuying Liang, CPA

Accepted for:

iSpecimen Inc.

By:	/s/ Robert Lim
Signature

Robert Lim, CEO and Director
Print name

Date:	Dec 13, 2024

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